Exhibit 99

Fifth Third Bancorp Frozen Successor Plan

Financial Statements as of and for the Years Ended December 31, 2010 and 2009, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2010 and 2009	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2010 and 2009	3

Notes to Financial Statements as of and for the Years Ended December 31, 2010 and 2009	4 -10

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2010	12

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and the Pension and Profit Sharing Committee of the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP

Cincinnati, Ohio

June 28, 2011

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

INVESTMENTS - At fair value:
Common stock of Fifth Third Bancorp	$529,856	$389,585
Collective funds:
Cash equivalents	—	10,718
Stable value funds	622,110	832,979
Mutual funds	2,131,028	2,139,252

Total investments	3,282,994	3,372,534

Notes receivable from participants	17,716	23,410
Accrued investment income	361	400

Total receivables	18,077	23,810

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	3,301,071	3,396,344

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(1,159)	13,688

NET ASSETS AVAILABLE FOR BENEFITS	$3,299,912	$3,410,032

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

ADDITIONS:
Investment income:
Dividends	$49,280	$73,153
Interest	14,938	19,147
Net appreciation in fair value of investments	368,463	456,167

Net investment income	432,681	548,467

Transfers from other retirement plans	—	47,820
Other additions	—	1,753

Total additions	432,681	598,040

DEDUCTIONS:
Benefits paid to participants	(535,996)	(740,021)
Administrative expenses	(6,805)	(4,178)

Total deductions	(542,801)	(744,199)

DECREASE IN NET ASSETS
AVAILABLE FOR BENEFITS	(110,120)	(146,159)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	3,410,032	3,556,191

End of period	$3,299,912	$3,410,032

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, that maintains separate accounts for each participant. The Plan was established to continue retirement plan accounts transferred to or merged from qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan becomes a participant.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor. The Plan was amended and restated effective January 1, 2010 and was last amended on December 20, 2010.

Amendments to the Plan effective September 20, 2010 included:

•	The Plan’s trustee was changed from Fifth Third Bank to JP Morgan Chase Bank, N.A.

•	The addition of a 60-day period to locate the participant and restore unclaimed benefits retroactively.

•

Removed payment alternatives involving benefit payments prior to December 31st of the calendar year containing the fifth anniversary of the participant’s death, while stipulating that death benefits need not begin prior to December 31st of the calendar year containing the fifth anniversary of the participant’s death.

Amendments to the Plan during 2009 include:

•

Effective January 1, 2008, the Plan was amended to define the treatment of Section 415 compensation. Section 415 compensation must be paid or treated as paid to an employee prior to the employee’s severance from employment with the employer.

•

Effective July 13, 2009, Appendix IV was added to the Plan which covers participants in the First Charter Frozen Money Purchase Pension Plan. Those participants shall have those accounts and related plan assets transferred to this Plan in connection with, and pursuant to the termination of, the First Charter Frozen Money Purchase Pension Plan.

Investment Options - At December 31, 2010, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one collective fund or 16 mutual funds offered by the Plan as investment options.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the Plan administrator. JP Morgan Chase Bank, N.A. serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by JP Morgan Chase Bank, N.A. where such assets are managed. JP Morgan Retirement Plan Services serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting -The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Gains and losses under the Plan are calculated on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. The Plan document was restated and the Plan administrator submitted the Plan for an updated IRS determination letter during January 2010, however, the Plan administrator has not received the determination letter as of June 28, 2011 (the date of this report). The Plan administrator submitted an application for an updated determination letter in accordance with IRS regulations, which require filing for a new determination letter by the end of the filing period for the Plan’s assigned filing cycle.

Participant Notes Receivable - Loans to participants are measured at amortized cost. New loans are not being granted under the Plan. Loans granted under a predecessor plan may be transferred to the Plan with the consent of the Plan administrator, provided the Plan administrator determines that all legal requirements and contributions as stated in the Plan document have been met. Loans may not exceed the lesser of $50,000 or 50% of the nonforfeitable portion of the participant’s account. Each loan, by its terms, is required to be repaid within five years unless the loan was used to purchase a participant’s primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2010 and 2009 ranged from 6.0% - 8.75% for both years. Principal and interest is paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principal balance in full or take a deemed distribution equal to the outstanding loan principal balance.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, certain participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties -The Plan, at the direction of the participant invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (ASC 820). Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Collective funds with underlying investments in investment contracts are measured at the fair value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Bank Stable Value Fund for Employee Benefit Plans, which is a stable value fund that is a common collective fund of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants in the Fifth Third Bank Stable Value Fund for Employee Benefit Plans may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. The Plan converted recordkeeping responsibilities to JP Morgan Retirement Plan Services effective September 20, 2010. Prior to that, Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

Accounting and Reporting Developments - In September 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans (ASU 2010-25). Prior to the issuance of ASU 2010-25, participant loans in defined contribution pension benefit plans were classified as investments within the plan financial statements in accordance with the guidance in Accounting Standards Codification (ASC) 962-325, which requires most investments held by a plan (including participant loans) to be presented at fair value. The amendments in ASU 2010-25 require that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest (i.e. amortized cost). ASU 2010-25 is to be applied retrospectively to all prior periods presented, effective for fiscal years ending after December 15, 2010. Therefore, the Plan is required to segregate the participant notes receivable from the plan investments within the Statements of Net Assets Available for Benefits for all periods presented. Accordingly, the Statements of Net Assets Available for Benefits reflect these changes. The change in measurement basis from fair value to amortized cost did not have an impact on the valuation of the receivables due to the fact that these two measurements approximate one another. However, participant notes receivable are no longer included in the Fair Value Measurements footnote to the Plan’s financial statements since fair value is no longer the basis of measurement.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2010 and 2009 are as follows, and stated at fair value except as denoted below:

	2010	2009
Fifth Third Bank Life Model Moderate Fund (117,031 and 125,107 shares respectively)	$1,221,807	$1,196,025
Fifth Third Bank Stable Value Fund for Employee Benefit Plans (620,951 and 67,834 shares, respectively) (1)	620,951	834,348
Fifth Third Bancorp common stock (36,094 and 39,968 shares, respectively)	529,856	389,585
Fifth Third Bank Quality Growth Fund (14,255 and 15,049 shares, respectively)	227,792	211,891
Fifth Third Bank Bond Fund (22,785 shares)	< 5%	197,771

(1)	Investment amounts at contract value. The fair value of investments were $622,110 and $832,979 at December 31, 2010 and 2009, respectively.

The following table represents the net appreciation in fair value of investments for the Plan during the years ended December 31, 2010 and 2009:

	2010	2009
Net appreciation in fair value of investments:
Mutual Funds (including collective funds)	$183,227	$261,691
Fifth Third Bancorp common stock	185,236	194,476

Total	$368,463	$456,167

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Prior to September 20, 2010, certain Plan investments were shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank was the trustee as defined by the Plan and, therefore, these transactions qualified as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund. Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2010 and 2009, the Plan held 36,094 and 39,968 shares of the Bancorp’s common stock, respectively, with fair values of $529,856 and $389,585, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $1,574 and $1,472 for the years ended December 31, 2010 and 2009, respectively.

5.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2010	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Common stock	$529,856	$—	$—	$529,856
Collective Funds	—	622,110	—	622,110
Mutual funds	2,131,028	—	—	2,131,028

Total assets	$2,660,884	$622,110	$—	$3,282,994

	Fair Value Measurements Using
As of December 31, 2009	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Common stock	$389,585	$—	$—	$389,585
Collective Funds	—	843,697	—	843,697
Mutual funds	2,139,252	—	—	2,139,252

Total assets	$2,528,837	$843,697	$—	$3,372,534

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds – cash equivalents

Cash equivalent investments have a maturity of one month or less and fair value is equal to cost as these funds are considered to be cash equivalents. Therefore, the Plan classifies cash equivalents as Level 2 securities in the fair value hierarchy.

Collective funds – stable value funds

Stable value funds have underlying investments that consist of cash equivalents, collective funds, guaranteed investment contracts, and alternative investment contracts. Cash equivalents are short term investment funds that have a maturity of 90 days or less and are valued at cost. The collective funds value is derived by their respective net asset values (NAV). The collective funds consist of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Guaranteed investment contracts are valued based on their underlying securities, which consist of bonds whose value is derived from observable inputs including London Interbank Offered Rate (LIBOR) forward interest rate curves. The bonds are valued based on the pricing of similar bonds that are publicly traded. In determining fair value, factors such as the benefit-responsiveness of the investment contracts and the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts; such inputs were not significant to the valuation. Alternative investment contracts are valued based on their underlying securities, which consists of common funds consisting of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Therefore, the Plan classifies stable value funds as Level 2 securities in the fair value hierarchy.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

6.	PLAN ASSETS FROM ACQUIRED COMPANIES

On July 13, 2009, the remaining assets of the First Charter Frozen Money Purchase Pension Plan totaling $47,820 were transferred into the Plan.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2010	2009
Net assets available for benefits per the financial statements	$3,299,912	$3,410,032
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	1,159	(13,688)

Total assets (current value column) per Form 5500
Schedule of Assets (Held at End of Year)	$3,301,071	$3,396,344

Decrease in net assets per the financial statements	$(110,120)	$(146,159)
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	14,847	38,348

Net loss per Form 5500	$(95,273)	$(107,811)

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Asset Description	Current Fair Value*

COMMON STOCK -
Fifth Third Bancorp	$529,856

COLLECTIVE FUNDS:
Stable value funds -
Fifth Third Bank Stable Value Fund for Employee Benefit Plans**	622,110

MUTUAL FUNDS:
Fifth Third Bank Life Model Moderate Fund	1,221,807
Fifth Third Bank Quality Growth Fund	227,792
Fifth Third Bank Disciplined Large Cap Value Fund	161,843
Fifth Third Bank Total Return Bond Fund	139,146
Dodge & Cox Income Fund	137,309
Managers Cadence Mid Cap Institutional Fund	102,100
Fifth Third Bank International Equity Fund	60,705
Goldman Sachs Mid Cap Value Fund	18,867
Fidelity Advisor Small Cap Fund	17,393
Fifth Third Equity Index Fund	13,460
Lazard Emerging Markets Fund	9,513
Fifth Third Bank Life Model Conservative Fund	6,434
Fifth Third Bank Small Cap Value Fund	6,367
Fifth Third Bank Life Model Aggressive Fund	4,684
Fifth Third Bank Life Model Moderately Aggressive Fund	3,125
Fifth Third Bank Life Model Moderately Conservative Fund	483

Total mutual funds	2,131,028

LOANS -
Participant notes receivable (Interest rates ranging from 6.00% to 8.75% and maturing on various dates through November 2021)	17,716

TOTAL	$3,300,710

*	Cost information is not required for participant-directed investments and, therefore, is not included.
**	Contract value is $620,951.